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EXHIBIT 99.1

FOR FURTHER INFORMATION:
At the Company:
Paul Mastrapa
Chief Financial Officer
(847) 229-7773

OPTION CARE ANNOUNCES PRICING OF
CONVERTIBLE SENIOR NOTES OFFERING

BUFFALO GROVE, IL, October 28, 2004—Option Care, Inc. (Nasdaq: OPTN) today announced the pricing of its offering of $75,000,000 principal amount of 2.25% Convertible Senior Notes due 2024 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering is expected to close on November 2, 2004, subject to customary closing conditions. In addition, Option Care has granted the initial purchasers an option to purchase up to an additional $11,250,000 principal amount of the notes.

        Option Care intends to use the proceeds of the offering for acquisitions, share repurchases, working capital and other general corporate purposes. Option Care, Inc. is not repurchasing any shares of its common stock from E.J. Financial/OCI Management, L.P., which is its largest stockholder and is controlled by John N. Kapoor, Ph.D., chairman of its board of directors.

        The notes will bear interest at a rate of 2.25% per annum. The convertible notes will be senior unsecured obligations of Option Care and will be convertible, under certain circumstances, into a combination of cash and common stock of Option Care. The notes are convertible based on an initial conversion rate of 55.5278 shares of Option Care common stock per $1,000 principal amount of convertible notes, equal to an initial conversion price of approximately $18.01 per share. In general, upon conversion, the holder of each note will receive the conversion value of the note payable in cash up to the principal amount of the note and common stock of Option Care for the note's conversion value in excess of such principal amount.

        The convertible notes will mature on November 1, 2024 and will not be redeemable by the Company prior to November 1, 2009. Holders of the convertible notes will be able to require the Company to repurchase all or a portion of the convertible notes for cash on November 1, 2009, 2014 and 2019.

        The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

        This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall it constitute an offer, solicitation or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Option Care, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Option Care, Inc.'s Annual Report or Form 10-K for the most recently ended fiscal year.

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  EXHIBIT 99.1